THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PEAK BIO INC.

FIRST: The name of the corporation is: Peak Bio Inc. (the “Corporation”).

SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporate Law (the “DGCL”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, $0.001 par value per share.

FIFTH: In furtherance of and not in limitation of powers conferred by statute, it is further provided:

1.
The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2.
Election of directors need not be by written ballot.

3.
The Board of Directors is expressly authorized to adopt, amend, alter or repeal the Bylaws of the Corporation.

SIXTH: Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director of the Corporation, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment. If the DGCL is amended after the Filing Date to authorize corporate action further eliminating or limiting the personal liability of directors of the Corporation, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

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ACTIVE/132873665.1